Exhibit 3.7

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 06/15/1990 901665125 — 2233533
CERTIFICATE OF INCORPORATION
OF
Eve Holdings Inc.
1.	The name of the corporation is Eve Holdings Inc.

2.	The address of its registered office is 103 Springer Building, 3411 Silverside Road, Wilmington, County of New Castle, Delaware 19810. The name of its registered agent at such address is Organization Services, Inc.

3.	The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under section 102 of the General Corporation Law of Delaware.

4.	The total number of shares of stock which the Corporation shall have authority to issue is one Hundred (100) shares of common stock; each such share shall have one Dollar ($1.00) par value.

5.	The name and mailing address of the sole incorporator is as follows:

NAME	ADDRESS

John Hoffman	c/o Kramer, Levin, Nessen,
Kamin & Frankel 919 Third Avenue
New York, NY 10022
6.	The Corporation is to have perpetual existence.

7.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8.	Meetings of stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from tine to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.	The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

Bennett S. LeBow	c/o LeBow, Weksel & Co., Inc.
65 East 55th Street
New York, NY 10022

Jean E. Sharpe	c/o LeBow, Weksel & Co., Inc.
65 East 55th Street
New York, NY 10022

Michael Rosenbaum	c/o LeBow, Weksel & Co., Inc.
65 East 55th Street
New York, NY 10022
11.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the state of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     I THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of June, 1990.

/s/ John Hoffman
John Hoffman